Exhibit 99.1

Media Relations Contact:

Brian Ziel (408.658.1540)

brian.ziel@seagate.com

Investor Relations Contact:

Rod Cooper (408.658.1099)

rod.j.cooper@seagate.com

SEAGATE COMPLETES ACQUISITION OF SAMSUNG’S
HARD DISK DRIVE BUSINESS

Strategic Agreement Including Extensive Supply and Cross-Licensing Arrangements
Now Fully Operational

CUPERTINO, Calif. — December 19, 2011 — Seagate Technology plc (NASDAQ: STX), a world leader in hard disk drives and storage solutions, today announced the closing of the transaction to acquire the hard disk drive (HDD) business of Samsung Electronics Co., Ltd., a world leader in digital consumer electronics and information technology.

Under the terms of the transaction, Seagate has gained select elements of Samsung’s HDD business, including assets, infrastructure and employees that enable Seagate to drive scale and innovation. These assets include Samsung’s leading M8 product line of high-capacity, 2.5-inch HDDs. Samsung employees joining Seagate include a number of senior managers and design-engineering employees from Samsung’s Korea facility, who will focus on development of small form-factor products for the mobile compute market. N.Y. Park, senior vice president and general manager, will oversee Seagate’s product development activities in Korea and serve as country manager of the Korea design center, reporting to Bob Whitmore, Seagate’s executive vice president and CTO.

“Together, Seagate and Samsung have aligned our current and future product development efforts and roadmaps in order to accelerate time-to-market efficiency for new products and position us to better address the increasing demands for storage,” said Steve Luczo, Seagate chairman, president and CEO. “It is an exciting time in the industry with rapidly evolving opportunities in many markets including mobile computing, cloud computing, and solid state storage.”

This transaction was announced in April 2011 along with a series of other agreements between Seagate and Samsung. Seagate is supplying disk drives to Samsung for PCs, notebooks and consumer electronics devices. Samsung is supplying its market-leading semiconductor products for use in Seagate’s enterprise solid state drives (SSDs), solid-state hybrid drives and other products. The companies have also extended and enhanced their existing patent cross-license agreement and have expanded cooperation to co-develop enterprise storage solutions.

“The strategic relationship will open new opportunities for the two companies by mutually complementing each other’s creative technology solutions for a broad diversity of IT applications,” said Oh-Hyun Kwon, vice chairman of Device Solutions of Samsung Electronics.

The transactions and agreements substantially expand Seagate’s customer access in China, Southeast Asia, Brazil, Germany and the Russian Federation. Seagate and Samsung also have been working together to ensure that customers continue to receive a high level of service, support and innovation, including activities to align the two companies’ supply bases and delivery infrastructure. To ease the transition of products and technologies, Seagate will retain certain Samsung HDD products under the Samsung brand name for 12 months, and maintain or establish a number of independent operations including sales staff, key production lines and R&D. Customers can find more information at www.seagate.com/samsung.

The combined value of these transactions and agreements is approximately US $1.4 billion, consisting of 45,239,490 Seagate Ordinary Shares and the remaining balance settled in cash.  In addition, Samsung will designate a nominee to join Seagate’s Board of Directors.

Seagate does not presently expect significant restructuring costs and expects to achieve considerable reductions in overall operating expenses for the combined business while minimizing the integration costs. As previously stated, Seagate expects that the transactions and agreements will be meaningfully accretive to non-GAAP diluted earnings per share and cash flow in the first full year following the closing.  Seagate will provide additional financial information for the combined company on its fiscal second quarter conference call in late January.

About Seagate

Seagate is a world leader in hard disk drives and storage solutions. Learn more at www.seagate.com.

About Samsung Electronics

Samsung Electronics Co., Ltd. is a global leader in semiconductor, telecommunication, digital media and digital convergence technologies with 2010 consolidated sales of US$135.8 billion. Employing approximately 190,500 people in 206 offices across 68 countries, the company consists of nine independently operated business units: Visual Display, Mobile Communications, Telecommunication Systems, Digital Appliances, IT Solutions, Digital Imaging, Memory, System LSI and LCD. Recognized as one of the fastest growing global brands, Samsung Electronics is a leading producer of digital TVs, semiconductor chips, mobile phones and TFT-LCDs. For more information, please visit www.samsung.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used, the words “anticipates”, “believes”, “expects”, “may”, “should” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements included in this press release include, but are not limited to, Seagate’s expectation regarding restructuring costs, operating expenses and integration costs, Seagate’s expectation that the transactions and agreements will be meaningfully accretive to non-GAAP diluted earnings per share and cash flow in the first full year following the closing, and statements relating to the anticipated benefits of the transaction and the opportunities in the mobile computing market, cloud computing market and solid state storage. Such forward-looking statements are based on expectations, estimates and projections about the markets in which Seagate operates, management’s beliefs, and certain assumptions made by management and involve known and unknown risks, uncertainties and other unknown factors that could cause actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements, including but not limited to (i) our ability to realize the expected benefits of the acquisition, (ii) the integration may result in revenue attrition, significant accounting charges and increased capital expenditures (iii) the potential that we do not successfully integrate the employees (iv) risks related to the diversion of senior management’s attention, (v) the potential loss of key customers or suppliers of Samsung, (vi) the possibility that the transaction may not further our business strategy as we expected and (vii) the possibility that our markets will not develop as we presently anticipate. Many of such risks, uncertainties, and other factors may be beyond the company’s control. Information concerning risks, uncertainties and other factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the company’s Annual Report on Form 10-K, Form 10-K/A and Quarterly Reports on Form 10-Q as filed with the U.S. Securities and Exchange Commission on August 17, 2011, August 24, 2011 and October 27, 2011, respectively, which statements are incorporated into this press release by reference. These forward-looking statements should not be relied upon as representing the company’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

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